Exhibit 99.1

PRESENTATION

Operator

Welcome to the Orexigen conference call. My name is Sylvia, and I will be your operator for today’s call. (Operator instructions) Please note that this conference is being recorded. I will now turn the call over to McDavid Stilwell. McDavid, you may begin.

McDavid Stilwell - Orexigen Therapeutics, Inc. - VP Corporate Communications and Business Development

Hello, and thank you for joining us today. I am joined on this call by Mike Narachi, Chief Executive Officer, Dr. Tom Cannell, Executive Vice President and Chief Commercial Officer, Jason Keyes, Vice President of Finance, and Tom Lynch, General Counsel. Please note that all of the information discussed on this call is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call, the Company’s management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks or uncertainties associated with the Company’s business. These forward-looking statements are qualified in their entirety by cautionary statements contained in today’s press releases and the Company’s SEC filings, including the annual report on Form 10-K the Company filed with the SEC February 26, 2016.

The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, March 15, 2016. Orexigen undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this call.

On today’s call, among other topics, we’ll be discussing Contrave, naltrexone hydrochloride/buproprion hydrochloride extended-release tablets, which was approved by the United States Food and Drug Administration in September 2014 and by the European Commission under the brand name Mysimba in March 2015, as a adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults who are obese or overweight with certain weight-related cormorbidities. The Contrave label includes important safety information, including a box warning for suicidal thoughts or behaviors and neuropsychiatric reactions. Prescribing information contains two limitations of use: first, the effect of Contrave on cardiovascular morbidity and mortality has not been established; and second, the safety and efficacy of Contrave in combination with other products intended for weight loss have not been established.

For today’s call, please reference the slides that are posted on our website, which include some of the information that we’ll be discussing. The slides are available through a link on the front page of the website and through a link on the Events and Presentations tab of the Investor section of the site.

I will now turn the call over to Mike Narachi, Orexigen’s Chief Executive officer. Mike?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Thank you, McDavid. Good morning, and welcome. I’m very excited to announce our acquisition of all US rights to Contrave. This transaction is transformational for Orexigen. Following completion of the transaction, we will own 100% of the rights to Contrave and Mysimba in nearly all global territories. We have strong in-field partners in Korea, in Central and Eastern Europe, and expect to form many more partnerships this year.

We have long desired to take a more active role in the US commercialization of Contrave, and we are pleased that we had the opportunity to require the asset, which was in part made possible because of Takeda’s desire to increase its investment and focus on its recently-announced strategic therapeutic areas.

Following the US Contrave acquisition and the related financing led by an investor syndicate which was led by funds managed by the Baupost group, Orexigen now has the control and the capital strength to implement a focused, creative US commercialization plan designed to achieve near-term profitability while still building and retaining value for the longer-term potential of Contrave/Mysimba.

Our passion for Contrave starts with the product. We always believed that Contrave will be the most preferred of the weight loss medicines, and we believe the product profile is best suited for the most prevalent patient type. Market research and real-world data from the market continues to underscore this thesis. We believe that Contrave has product attributes that lead to these market-leading preference shares: solid efficacy and safety profiles from a very large data set that includes cardiovascular outcomes data, a differentiated mechanism of action, and a lack of abuse liability in the related Drug Enforcement Agency scheduling.

We believe Contrave’s positive attributes and the lack of some of the common negative attributes of other weight loss drugs are the foundation for Contrave’s rapid rise to becoming the market’s leading branded weight loss medicine.

We believe the [preference] for Contrave will play out globally as well. With approvals in the United States and Europe, we believe Contrave/Mysimba will be approved in most countries around the world. Over time, we believe the product profile and value proposition will strengthen as healthcare providers and patients learn how to incorporate Contrave into the plethora of programs that aim to help people with weight management to improve overall health and wellness. We believe this medicine and its unique profile is positioned to be used by millions of obese and overweight patients around the world who struggle to control their weight.

And speaking of the global opportunity, we are excited to also announce this morning our second ex-US partnership and our first in Europe, with Valeant, for 18 Central and Eastern European countries and Turkey. Our strategy outside of the US is to secure partnerships with companies that have a strong desire to commercialize our product, with demonstrated, specific skills and capabilities for each region. Valeant has very strong capabilities in these 19 countries and we believe will make an ideal partner for the region.

Slide 4 in the deck provides a high-level overview of the terms of the agreement with Valeant. We expect Valeant to launch in the 12 EU countries where Mysimba is already approved in the second half of 2016. We are making considerable progress in discussion for partnerships in other European countries and other rest-of-world territories.

Now, returning to the acquisition of US rights, let me take a minute to explain our strategic rationale for the transaction. We believe this transaction greatly increases our projected long-term profitability, and opens new strategic possibilities for shareholder value creation which were previously unavailable to Orexigen.

First, we are acquiring full US rights at an opportune moment, following the successful initial and heavily-resourced commercial launch by Takeda. The acquisition of Contrave by Orexigen is possible as a result of Takeda’s re-alignment of resources behind its recently-announced strategic therapeutic areas of focus, and Orexigen’s desire to take on more direct responsibility for the Company’s flagship product.

Tom Cannell, our Chief Commercial Officer, will speak about the foundation that Takeda built and how we intend to capitalize on the successes of that launch to implement our own commercial effort, which we believe can be highly profitable. And, while it’s true that Orexigen will now have to take on the expense of commercialization, we will switch from earning 20% of net sales to earning 100% of net sales. We project overall corporate profitability by 2019, and later after we demonstrate success with Contrave, this commercial infrastructure can be leveraged by adding new [blue kit] products or we could pursue synergistic strategic combination.

In other words, owning US rights gives us opportunities we did not really have before, the opportunity to grow the company organically or to pursue strategic transactions. Our focus now, however, is on building the value of Contrave/Mysimba, and we are pleased to have the capital to pursue US commercialization of Contrave ourselves. I will now turn the call over to Tom Cannell to share why we’re so excited by this opportunity. Tom?

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Thank you Mike, and good morning, everyone. So, please turn to slide 9 where you will see our three key strategies to successfully commercialize Contrave in the US. First, we will launch an effective and efficient commercial organization based on the highly-concentrated distribution of the obesity market. Second, we will achieve strong growth of Contrave by differentiating versus generic amphetamines. And third, we will steadily improve the gross-to-net ratio through managed care and pharmacy discount strategies.

So, I’ll start with number one, launch an effective and efficient US commercial organization for Contrave. Please turn to Slide 10. This slide describes the life cycle of a typical primary care product. The launch phase is about a very high level of investment and a breadth strategy for promotion where you’re gathering a lot of data and learning a lot about your market. The growth phase, which we’re entering for Contrave, is much more about a targeted investment where you have a good understanding of the most promotion-responsive and profitable targets, and you’re having more in-depth discussions with those targets to change and improve patient treatment.

If you turn to slide 11, you can see that big pharma primary care sales forces are well-equipped for the launch phase. They can deliver huge volume of details, drive physician awareness, conduct thousands of speaker programs and leverage their launch capabilities. Takeda did a good job in these areas, and it would have been almost impossible for us to launch in that manner. However, in the right concentrated markets, specialty organizations often are more appropriate for the growth phase, where you need more in-depth discussions with the most important targets. You can better manage the relationship with key opinion leaders, negotiate more substantive managed care partnerships, activate patients and normalize gross-to-net.

As you will hear today, we believe the obesity market lends itself to a specialty model approach.

Slide 12 shows just how concentrated the obesity market is relative to some of the classic primary care markets. What we have learned is there are only 15,000 physicians who write approximately 60% of the obesity prescriptions. This is very unusual for products prescribed by primary care physicians and really looks much more like a specialty product concentration.

On slide 13, you see another way of representing those 15,000 obesity prescribers and a frequency distribution on the upper-right-hand corner of the slide. You can see in that upper-right corner, the very long tail of the remaining prescribers who account for only 40% of the obesity business. In general, these low-prescribing physicians are not promotion-responsive targets, as they generally avoid weight loss discussions with their patients and are generally reluctant to prescribe. So, the ROI is usually negative for continued representative calls on those low-prescribing physicians.

We also want to look at the concentration of physicians prescribing Contrave, which you’ll see in the upper left-hand corner, because we believe those physicians who are strong believers in Contrave still have significant opportunity to increase their patient treatment rates. And again, it’s a very concentrated prescribing base, with 7,700 physicians writing 60% of the prescriptions for Contrave.

The Venn diagram at the bottom of the slide highlights the overlap between these two groups, and shows where we really start our targeting process, with roughly 19,600 potentially profitable and responsive targets.

So, turn to slide 14 please, and you’ll see how we refine our target list, which starts with the 19,600 physicians we mentioned, and shows how we’ll leverage the huge Takeda promotional investment that Mike mentioned earlier. In step two, we’re removing any physicians who simply don’t see pharmaceutical representatives or no-see physicians, and we’re removing strong prescribers who are not promotion-responsive.

I will say that we don’t walk entirely away from those positions, as we will continue to interact with them through non-personal promotion channels, and I’ll talk more about that in an upcoming slide.

We then look very carefully at other physicians who might be mid-level prescribers, but have significant influence, often at a local or regional level. We’ve learned a lot about the physicians who are frequently asked for their recommendations on obesity management by peer physicians. They have a lot of influence on the optimal management of obesity patients, and are definitely physicians that make sense for a representative visit regularly.

Finally, we’ve learned a lot about physician adoption sequence. Like any technology adoption, there are those who jump right on the new product, such as the high-Contrave prescribers I mentioned. But, it’s important to note that some of the highest future prescribers are the early majority of physicians who generally wait one to two years before prescribing a new product. We have a very good idea who those physicians are, and we add some of them back into the target universe.

So, now that we’ve really refined our target list to roughly 18,000 targets, you can turn to slide 15 to get a better idea of who those physicians are. You can see they’re a mix of endocrinologists, nurse practitioners, physician assistants, OBGs and primary care. What we’ve learned through the process is, the physician’s official specialty designation, or such as their board certification, is much less important in this market than their attitudes and behaviors in the management of obesity.

So, we really think of these physicians as functional obesity specialists, as it is evident that they are committed to working closely with the patient to manage this disease, and they’re looking for the right solutions to help the patient achieve their goals. So, in addition to the concentration of prescribing, this type of customer portrait leads us to our view that a focus-specialty-like commercial organization is the optimal approach.

Finally, I’ll point out that at this phase, the targets we have selected account for 76% of all Contrave prescriptions and 56% of phentermine prescriptions.

On slide 16, you can see our thinking on the US commercial organization. We believe that the optimal number of representatives is approximately 160 and those representatives will report to approximately 15 region sales managers. An organization of this kind is roughly 90% customer-facing, and we would project that this US commercial organization would have an operating expense rate of approximately $80 million to $100 million per year, which includes a $25 million placeholder for DTC spending.

I can tell you that we feel very confident that we will fill these positions with individuals who are very skilled, experienced and committed, and that we’ll create a high-performance culture with the type of ownership and accountability that is essential to deliver great business results.

Turning to slide 17, we’ve also done a lot of work looking at the best way to deploy 160 representatives. We’ve learned that the market is also concentrated from a geographic perspective, which leads to greater efficiencies. We have analytics that inform the optimal frequency of interaction with different tiers of physician targets, and there’s a lot of technology to help enable representatives to manage their territory in the most effective and efficient manner.

Slide 18 shows that when you look at everything I’ve presented thus far, we estimate that the frequency of interactions with the right 18,000 targets will increase roughly 7%, more importantly because our special organization will be dedicated only to Contrave, and we estimate that there will be a roughly 3-fold increase in the time spent with each target. This is really a critical assumption to understand because substantive discussions are required to help physicians use Contrave in the optimal way. Physicians need to clearly understand the efficacy data, the unique mechanism of action, the extensive safety data, patient support materials, behavior modification, pricing and managed care access.

In general, primary care sales forces have a large portfolio of products to discuss, which really makes it difficult to go into in-depth discussions on any single product. The evidence suggests that there is a direct correlation between the quality and depth of an interaction, and the promotion responsiveness. Quick interactions are good for increasing awareness, in-depth interactions are good for the mindset and behavior changes that enhance patient treatment.

Slide 19 gives you a more holistic view of our customer engagement strategy. So, I’ve already spoken to the 18,000 primary care targets for field sales, but I will also mention that there are a group of approximately 200 key opinion leaders where a higher level of investment and engagement is warranted. They’re really our most important customers. For those KOLs, we will deploy health science associates, professional relations and call center support. I’ll also mention that there are a group of about 20,000 physicians where it still makes sense to interact with them in a less-expensive, non-personal promotion model. We have learned from transitions like this in the past that there are pockets of promotion-responsive customers who respond to speaker programs, samples, digital campaigns, etc. We believe we can create a positive customer experience for those physicians in an efficient manner while expanding appropriate treatment.

So, if we turn to slide 20, let me summarize our findings around our first strategy. Obesity is a highly-concentrated market, and we see approximately 18,000 physicians who think and behave as functional specialists. Those are the only targets where it makes sense for sales representative calls, and we’ll deploy approximately 160 representatives. We believe that the time spent with those 18,000 physicians will roughly triple and those in-depth interactions will lead to positive behavior change. We’re also building an MCM or Multi-Channel Marketing capability to engage an additional 20,000 physicians, allowing us to cover each segment of the market with the right level of investment.

So, I’ll now turn to the second strategy, achieve strong growth of Contrave by differentiating versus generic amphetamines. In discussing this strategy, I’ll share some market research, potential areas of differentiation versus amphetamines, and some thinking on consumer activation.

So, slide 21 shows the branded market share for the new obesity products. You can see that Contrave now has a 41% share of the branded market with a 14 share point lead, a lead which is growing every month. This share lead is the result of the promotional effort at launch, but most importantly the fact that Contrave has a highly-differentiated product profile with strong efficacy and safety data. I will say that this leadership position is a source of competitive advantage moving forward. For example, it makes it easier to partner outside the US, because everyone wants to market the number one US brand. And innovative managed care contracting is a very different discussion when you have the dominant market share position.

Slide 22 shows that the branded market remains small, and the opportunity for future growth exists in the generic amphetamine market with phentermine at approximately 75% share. We’ve really been studying the phentermine opportunity, and I’ll share some insights on the next few slides, but before I move on I will guide you that we expect the overall market growth, our overall market to grow about 5% to 10% each year through 2018.

Slide 23 summarizes some quantitative market research where physicians report that approximately 56% of patients starting on phentermine have tried it previously. This is significantly more churn than we see in most markets, where there is a high share of generics. It reveals that each time the patient is restarted, it creates an opportunity for the physician and the patient to consider new agents.

Slide 24 summarizes existing physician perceptions regarding phentermine and a higher likelihood of switching than you would expect from established generic markets. I want to point out that these physicians were not exposed to any new information on Contrave. We are simply capturing their views as of February of this year.

So, physicians report that they would switch approximately 34% of phentermine patients to another medicine, and when asked what agent they would switch to, they reported Contrave 35% of the time, which is roughly double the intent to prescribe of any other agent on the market.

Slide 25 captures some quantitative market research that we did in February where phentermine prescribers were exposed to the product profile for Contrave. Many of these physicians have had limited exposure to the branded agents, and after reviewing that material, 64% of those physicians report that they would prescribe Contrave versus phentermine. And while intent-to-prescribe studies like this often overstate the future switching rate, it certainly speaks to the huge potential that exists in the market and the willingness of phentermine prescribers to consider other agents.

Slide 26 is a slide that is taken from the package inserts for Contrave and phentermine, that provides insights to why there is significant churn, a high willingness to switch, and a preference for switching to Contrave. You can see that Contrave is indicated for chronic weight management whereas phentermine is only indicated for short-term therapy and their package insert defines short-term as a few weeks.

You can see that Contrave has a unique mechanism of action and appears to be involved in two areas affecting the regulation of food intake: the hypothalamus and the mesolimbic system. Unlike Contrave, phentermine is a Scheduled and Controlled substance, and phentermine has significant warnings on abuse and dependency in their package insert.

So, to summarize the discussion of phentermine, I would say that this is not the usual situation we see with the generic gold standard agents that are very difficult to displace. With generic amphetamines, there is an unusual amount of churn, there is evidence of a high level of dissatisfaction, and physicians indicate a high willingness to switch patients to other agents and a high willingness to switch to Contrave.

We have also learned that many of the physicians prescribing phentermine do not recall having been exposed to the product profile for Contrave, so we expect that the right messaging can have a significant impact on prescribing. So, if we take much more conservative assumptions than I’ve just reviewed, we would expect Contrave to grow roughly 3 share points by 2018, to the 10% to 11% share range, and that is share over the overall obesity market, while phentermine declines 3 share points to roughly 72% share during that same time period.

So, let me turn to slide 27. You can see that 81% of physicians have unaided awareness. That is to say that they think of Contrave for weight loss in an unprompted manner, and then when prompted, 96% of physicians report that they recognize Contrave as a weight loss medicine. These are very important awareness rates, as they suggest the patients who are activated to ask their physician about weight loss options would encounter a physician familiar with Contrave and open to patient requests.

Slide 28 shows an important insight regarding patient understanding of the challenges of weight loss. There is a lot of science showing that there are two reasons that weight loss is so difficult. First, the appetite regulatory center in the hypothalamus, but equally important, the mesolimbic reward system which triggers patients to continue to eat other types of foods, even when they do not feel hungry. For many patients there is an a-ha moment when this is explained to them, and several things happen. First, it takes away some of the guilt and embarrassment of obesity when they realize there is a biologic mechanism many patients experience which makes weight loss so difficult. Second, it helps them realize that the science behind obesity is significant, which makes a medicalized approach more logical, for example, asking their doctor for help. And finally, there is a sense of hope that accompanies these insights.

We have a lot of great work under way to develop a patient activation approach for the market, but simply put, the objective of any execution is to encourage patients to ask their doctor about prescription medicines that might be right for them.

Slide 29 summarizes our thinking on patient activation. First, we want to target patients who are motivated and help-seeking. Second, our media plan is based on digital and video executions that are optimized in the social media. For example, think Facebook and Pinterest, more than thinking Super Bowl ads.

Finally, we want to help those patients find the physicians who want to help them, as the physician-patient interaction is probably the most critical step of the overall treatment process. Over the next couple of months, we will share more on our approach to activate patients to seek better help for their weight loss efforts.

So, turning to slide 30, I want to talk a little more about our insights on the optimal managed care and pharmacy discount card strategies to manage gross-to-net. Slide 31 shows that our managed care contracting strategy will evolve over time. We are in the process of building a highly-customized approach, where we engage health plans and employers one at a time and have in-depth discussions about opportunities to improve overall health and patient outcomes. We’re putting together a team of very experienced and knowledgeable managed market leaders and we think we will steadily enhance our managed care position. Currently, we estimate that only 16% of Contrave prescriptions are reimbursed by third-party payers. Our models project that number increasing to 20% to 30% by 2018, and there could be a significant upside by 2018 if we do what we think is possible in that segment.

Slide 32 is a chart that allows you to visualize the four patient types from a price and reimbursement perspective, and one possible scenario of how discounts might evolve across the various segments. You can see that we expect the cash patient who uses the savings card to remain our largest segment in 2018, and that we will normalize the discount for that segment to be more consistent with other weight loss and primary care products.

By taking a very thoughtful and careful approach to adjusting these variables, we believe that the gross-net ratio will evolve to the 40% to 45% range by 2018, while providing very fair and thoughtful discounts across all segments.

Again, we will be providing more information on this approach in the coming months.

So, on slide 33, let me just summarize by saying that in the highly-concentrated obesity market, we believe the most effective and efficient commercial approach is through a focused specialty organization. We believe there is significant opportunity to differentiate versus generic amphetamines, and finally, we project steady improvement in gross-to-net.

So, thanks so much for your attention, and I will hand the call back over to Mike.

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Thanks, Tom. Before turning the call to your questions, I want to take a few minutes to provide some details on the financial implications for this transaction with Takeda. Upon the close of the transaction, once we have HSR clearance, we will pay Takeda $60 million. Orexigen and Takeda have agreed to a six-month transition period during which time Takeda will continue to commercialize Contrave in the United States, with promotional and marketing commitments consistent with the July 2015 collaboration agreement. During the transition period, Orexigen will continue to earn royalties on net sales and the two parties will share clinical development costs again according to the July 2015 collaboration agreement.

At the conclusion of the transition service period, Orexigen will earn 100% of net sales and will be responsible for all expenses. In the first quarter 2017, we will pay Takeda $15 million assuming the terms of the transition arrangement have been properly met. In the first full year that net sales of Contrave exceed $200 million, Orexigen will pay Takeda $10 million and there are additional sales milestones at higher levels of net sales which you can review in the 8-K we are filing related to this transaction.

Clinical development will of course also transfer to Orexigen. Over the next seven years, our total third-party expenses related to the cost of the post-marketing development program are expected to total approximately $260 million, and that runs through 2022. As we assume control of the clinical development program, we expect to make certain changes to optimize the global post-marketing requirement studies to match our global needs, and this may impact the timing of cash outflows for these programs. In 2016 and 2017, we expect third-party expenses for the total post-marketing program to be approximately $20 million per year.

Now regarding Takeda, I’d also like to add that although this transaction will ultimately lead to a termination of our partnership, that we are very grateful for everything that Takeda brought to the partnership over the last five-and-a-half years, including the great start they’ve given the product with their launch in the US market. The Takeda team has approached this transition from a perspective of, let’s work together to do what’s best for the product, which is a perspective that I appreciate and admire. I have every confidence that we will work well together through the coming months, and that the product will be successfully transitioned to Orexigen.

We will provide more details on our commercial plans, development plans, and associated expenses in a follow-up investor communication. This should take place by the time of our next quarterly call. We continue to expect that Orexigen will become profitable in the full year 2019, and that the capital we raise in connection with the Contrave acquisition will be sufficient to get us there.

To achieve our financial goals, we assume that we will achieve a few modest goals in the US by 2018, including as Tom said, taking 3 to 4 share points from generic phentermine, an improvement in gross-to-net adjustments in the range of 40% to 45%, and by utilizing partners and distributors to commercialize Contrave/Mysimba in Europe and other major global territories, we also expect growing partnerships and product revenue ex-US.

We are extremely excited about the news we announced today, and believe it sets Orexigen on a course to build significant share-owner value, and opens up strategic options that wouldn’t have been previously possible. We look forward to providing you with additional details on our plans in the coming months.

And now, we can open the call up to your questions. Thank you.

QUESTIONS AND ANSWERS

Operator

(Operator instructions) And our first question comes from Paul —

Unidentified Participant

Hi, this is Jeff on for Paul. Thanks for taking my question. So, I have two questions. The first one would be, would you still be open for a partnership in the US?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Yes, I’ll take that. This is Mike. We would consider partnerships or strategic combinations. Our plan is the one that Tom Cannell outlined today, and I think because of the dynamics of the market and the concentration in the market, we think that plan is the right plan to execute against. But, along the years we have been approached by and have considered the addition of other sales forces, and our sales force would also, once we get some solid traction on Contrave, may have some capacity to promote additional products. So yeah, we’d be open to a partnership. Our base plan would be to retain 100% of net sales and build a specialty-type team and go after the market in the way that Tom described.

Unidentified Participant

All right, thank you. And for my final question is, how does this, I guess, agreement affect one, the influence and timing of the EU launch and pricing, and two, the available cash runway?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

I’m just — are you referring to the Valeant agreement or the Takeda agreement?

Unidentified Participant

Sorry, the Takeda agreement.

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

I don’t think it will impact the EU in any way, our partnering process is ongoing. We expect several more partnerships to be announced in this year, and as we said, the Valeant partnership puts them in the position to launch easily in the second half of 2016. As far as cash runway, the additional capital that we raised, we believe gets us all the way to profitability in the 2019 year. So, we think now our cash runway and our balance sheet’s solid to fund the business as we outlined.

Unidentified Participant

All right, thank you very much.

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Thank you.

Operator

And our next question comes from Jessica Frye.

Unidentified Participant

Hey guys, this is Ryan on for Jessica, thanks for taking our questions. Can you give us any details on the terms of the agreement with the Mysimba deal, up front, the royalties?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Yes, the Mysimba deal, I’ll let Jason take that.

Jason Keyes - Orexigen Therapeutics, Inc. - VP Finance

Yes, this is Jason. So, the deal with — in Central and Eastern Europe is really one of providing product supply to our partner, and in so doing we will generate profit in that fashion.

Unidentified Participant

Okay, and can you address the potential that Valeant could be a distractive partner, sort of giving all the sort of stuff that’s going on with the company right now?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Yes, I’ll take that. You know, our understanding of Valeant is that they’re a [pretty decentralized] organization, where each region around the world has its operating plan and its operating image. And the individuals that we’ve interacted with for this partnership are — through acquisition they’ve built an impressive capability in Central and Eastern Europe. So, we don’t see anything other than just a really high quality execution model out of the people in the region that we’re interacting with. So, we’re very pleased to have them as partners.

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Mike, this is Tom, I’ll just — if I could add on, I — because we’ve been talking the most with Karol Michalak, who’s the VP and head of the commercial CEE business for Valeant. Karol was the VP and General Manager of PharmaSwiss, which was the number one distributor in the area before they were acquired by Valeant. He’s got a great team. They’re generating great business performance, and they’re fully-dedicated to this partnership and making sure that Mysimba is a success in that region. So, we feel really good about the focus and the upcoming business performance.

Unidentified Participant

Okay, and one last question if I may? What can you talk about, sort of the sales level that you would anticipate to support profitability to get to 2029?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Yes, we’re not going to give the (technical difficulty) guidance right now, but by 2019, we do expect profitability. And the sale that Tom outlined, both the — a small amount of market growth, a small amount of share growth, and a small amount of price growth through adjustments on gross-to-net, would easily get us there. So, I think with modest success, we can achieve profitability. Of course, if we exceed those goals, (inaudible) to the profitability is even greater. Today, we’re not planning on guiding on specific sales levels, but Tom, do you want to add any color to the [role of the US team]?

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Yes, Ryan, I think what we’ve — as Mike said, we’re not giving any kind of net sales guidance at this time, but what we’ve said is the market, the overall obesity market, will grow 5% to 10% for each of the next three years to 2018. We expect a 3 share point gain to get us in the 10% to 11% share of the overall obesity market, and we expect gross-to-net to improve by 2018 to 40% to 45%. So, I think that can help to inform your models, but that’s kind of the extent of our guidance today.

Operator

And the next question comes from Simos from RBC Capital Markets.

Unidentified Participant

Yes hi, this is Matt on for Simos. Thanks for taking the question. So, I know as part of the amended agreement from July of last year, that Takeda returns Canadian and Mexican rights, so can you talk a little bit about your plans to launch in these territories? Or if you’re pursuing that at all, I guess?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Yes, we continue to make progress in all of the regions that we’ve targeted, and as you know, Latin America, particularly Mexico and Brazil, are important markets, and our Tier 1 markets included Mexico, Brazil, Canada, Australia, Russia, China, obviously Korea, we’ve already partnered there, and India. So, we’re continuing to make progress. Multiple parties are engaged in various levels of dialogue. Some of those countries are at the term sheet level discussion and competitive processes. So, as I said earlier on the call, we expect to announce many more partnerships throughout this year, and into next year. But, it’s harder to give more guidance than that, because business development processes are notoriously difficult to predict in terms of timing. But, as soon as those partnerships are signed, we’ll announce them like we did today.

Unidentified Participant

Okay excellent, thank you, and are you able to talk a little bit, at all, about pricing that you might anticipate when you launch in the EU, or when Valeant launches in the EU?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Jason, you want to take that question? I know we won’t guide on price, but if you want to describe a little bit more about how the arrangement works?

Jason Keyes - Orexigen Therapeutics, Inc. - VP Finance

Sure. Hi, this is Jason. So, we’re really excited about this partnership we’ve got with Valeant. The economic terms are consistent with our principled approach to these partnerships, where we’re striving to realize a 50/50 value sharing. And so, we’re structuring the transfer price that we would provide product to Valeant in such a way that again, both parties share equally in the economics of the market opportunity there.

Unidentified Participant

Okay great, thank you.

Operator

Our next question comes from Charles Duncan from Piper Jaffray.

Charles Duncan - Piper Jaffray - Analyst

Hi guys, thanks for the questions. Pretty interesting, potentially transformational transactions Also, thanks for the detailed presentation, Tom. My first question is regarding guidance. I know that you?ve given some operating metrics including share and gross-to-net by 2018, but I guess my question is, why 2018? Why not 2017? Does that imply your visibility is fairly limited until then, or is it the case that those are just goals that you can set for yourselves?

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Hi Charles, thank you for the question. What we’ve said before, even before this call, is we expect steady improvement in gross-to-net, and that improvement comes through a mix of managed care strategies as well as strategies with the pharmacy discount card. So, it’s more clear to us kind of where we’re going, when we look at the price volume dynamics and how that works, but we don’t want to over-signal in the short-term what our specific actions will be.

So, I think you can expect to see steady, gradual progress toward that, but we don’t want to say too much about the short-term until we’ve taken those steps. As our strategy evolves, and we implement certain actions, then we’ll certainly provide updates at that time.

Charles Duncan - Piper Jaffray - Analyst

And does that also apply to say the market share, or you know, what’s your visibility on the ramp over the course of say, the next 12-18 months versus a couple of years?

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Yes, I think the way we think about market share is, you know, we’ve only taken a small component of the overall opportunity. As we discussed, there’s significant churn with generic amphetamines. There’s high dissatisfaction with phentermine. There’s a willingness to switch and a preference to switch to products like Contrave. So, conservatively, we said we think 3 share points by 2018 is realistic, gets us in the 10% to 11% share range. We probably wouldn’t expect too much share gain during the transition even though we expect it’ll be a seamless transition. So, might be a little flatter for this year, for 2016.

But again, I’ll just say, we’ll track this closely and there’s also, we think, a significant upside opportunity around that if we execute the way I think we’re going to execute.

Charles Duncan - Piper Jaffray - Analyst

And you believe that those share gains will primarily come not from more reps [on the grounds] because certainly that’s not the case, but more highly-focused conversations, or value-added conversations with prescribers?

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Yes, that’s exactly right. We estimate, as we said, a 5% to 10% increase in the number of interactions regarding Contrave, but a 3- to 4-fold increase in the amount of time discussing Contrave. Obviously when you’ve got a big primary care portfolio, you’re trying to discuss three or four other products, and you just quickly touch on each product. And we think the in-depth advocacy, safety, MOA, patient support, price and reimbursement discussions, is what leads to the real behavior change and allowing doctors to optimally treat obesity in that manner. So, it’s really the increase in the time with physicians on Contrave that a dedicated sales force can deliver, that we think makes the difference.

Charles Duncan - Piper Jaffray - Analyst

Okay, that’s helpful. And then Mike, perhaps if we could step back and just talk about the valuation or the terms of the deal with Takeda. Could you give us a sense as to how the numbers were arrived at? I know they’re negotiated, what was the driver to spend that Takeda had before then, or some kind of forward-looking views as to their revenue expectations in the near-term?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Yes, you’re right, it was a negotiated, mutually-agreed-upon decision and set of terms. The product [has] significant value, ether in someone else’s portfolio or through Orexigen as the acquired asset. And so, it could have remained inside of a larger portfolio, and over time existed there and generated solid operating contribution margins. So, to re-acquire it took some negotiation, and we found the sweet spot, if you will, between the bid and the ask, and we’re happy to be able to get the asset back at this opportune moment. So, we basically, one view of value versus another, and you know, a non-competitive bidding really because there was only one party who could acquire the asset right now, and that’s us.

Charles Duncan - Piper Jaffray - Analyst

Okay, and then final questions regarding life cycle management or potential label expansion efforts. I know you’ve got a lot on your plate right now with regard to commercialization, but how do you see the opportunity set for the asset going forward in terms of potentially expanding the label?

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Yes, I think there are a lot of opportunities there, Charles, as we’ve discussed over the years, but I’d be wrong if I didn’t remind us and our team, which is going to be really focused on taking the great label that we have and the differentiated [methods] of action, and executing the plan that Tom laid out. So, first-things first, we’re going to help Takeda with a very smooth transition. We’re going to build an incredibly talented team to focus on Contrave, and then execute the plan. So, that’ll be the first thing that we do, and start trending toward the numbers that Tom described and towards profitability, and then probably be a good time to talk about next steps.

So, the intellectual property portfolio extends out easily to 2030, so we would be excited to maximize the value of the asset over that long period.

Charles Duncan - Piper Jaffray - Analyst

Okay, thanks for the added color.

Operator

We have no further questions at this time. I’d like to turn the call back to Mike Narachi. Oh — pardon me sir —

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Thank you everyone —

Operator

Sorry, we do have Jessica [Frye] from JPMorgan.

Unidentified Participant

Hey, thanks for the follow-up question. I’m just trying to reconcile the assumption for 5% to 10% obesity category growth plus share gain with the recent year-over-year declines that we’re seeing in new prescriptions through the new obesity agents, secondly driven by phentermine ruling the category. I don’t know how you get there on volume.

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Hi Jessica, this is Tom. So yes, so let me emphasize that the 5% to 10% increase is in the overall market, and as you recall last year the market grew plus 12% and the year before that, plus 10%. So, we’ve seen kind of an acceleration. So, 5% to 10% of the overall market growth we think is pretty realistic. It’s just kind of an extrapolation of historic trends.

I will say, Jessica, if you look at the weeklies, and look at those — the weeklies kind of through mid-February to through the week ending March 4, that the overall market [TRxs] were up plus 8.3% versus prior year. So, as we come into the season in late February and entering into March, it looks like we’re kind of on that trajectory, right in the 5% to 10% range.

Unidentified Participant

Okay. I hear you, but when I look at your weekly [NRxs] for Contrave, they look like they’re bouncing in between zero to plus 5% year-over-year over the past couple of weeks, right?

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Yes, so for Contrave, yes. What I would say is the last three weeks for Contrave were all above 15,000 for [TRx], and the last week, the week ending March 4, we were at an all-time high with 15,690. So, it does also look, those last three data points for Contrave also look like it’s starting up into the seasonal period as well.

Unidentified Participant

Okay, got it. Thanks for the added color. Thank you.

Tom Cannell - Orexigen Therapeutics, Inc. - EVP, Chief Commercial Officer

Thanks, Jessica.

Operator

No further questions. Now I’d like to turn the call back to Mike Narachi.

Mike Narachi - Orexigen Therapeutics, Inc. - CEO

Well, I want to thank everyone for your attention. I know we gave you a lot of new information today, and we look forward to further dialogue and as we said, we’ll be giving a lot more guidance on our plans by the time of our next conference call. Thank you very much.

Operator

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

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